Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2011 Equity Incentive Award Plan, the 2011 Employee Stock Purchase Plan and the 2002 Stock Option/Stock Issuance Plan of The Active Network, Inc. of our report dated April 11, 2011 with respect to the consolidated financial statements of The Active Network, Inc., included in the Registration Statement (Form S-1 No. 333-172254) and related Prospectus of The Active Network, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

May 25, 2011